AMENDMENT NO. 4 TO
SECOND AMENDED AND RESTATED AGREEMENT OF LIMITED
PARTNERSHIP
OF
ENERGY TRANSFER PARTNERS, L.P.
April 30, 2013
This Amendment No. 4 (this “Amendment No. 4”) to the Second Amended and Restated Agreement of Limited Partnership of Energy Transfer Partners, L.P. (the “Partnership”), dated as of July 28, 2009, as amended by Amendment No. 1 thereto dated as of March 26, 2012, Amendment No. 2 thereto dated as of October 5, 2012 and Amendment No. 3 thereto dated as of April 15, 2013 (as so amended, the “Partnership Agreement”) is hereby adopted effective as of April 30, 2013, by Energy Transfer Partners GP, L.P., a Delaware limited partnership (the “General Partner”), as general partner of the Partnership. Capitalized terms used but not defined herein have the meaning given such terms in the Partnership Agreement.
WHEREAS, Section 13.1(d)(i) of the Partnership Agreement provides that the General Partner, without the approval of any Partner, may amend any provision of the Partnership Agreement to reflect a change that, in the discretion of the General Partner, does not adversely affect the Unitholders in any material respect;
WHEREAS, acting pursuant to the power and authority granted to it under Section 13.1(d)(i) of the Partnership Agreement, the General Partner has determined that the following amendment to the Partnership Agreement does not adversely affect the Unitholders in any material respect; and
WHEREAS, pursuant to Section 6.1(a)(iv) of the Fourth Amended and Restated Limited Liability Company Agreement (the “LLC Agreement”) of Energy Transfer Partners, L.L.C., the general partner of the General Partner (“GP LLC”), Energy Transfer Equity, L.P. (“ETE”), as the sole member of GP LLC, has the exclusive authority to determine whether to amend, modify or waive any rights relating to the assets of the GP LLC or the General Partner (including the decision to amend or forego distributions in respect of the Incentive Distribution Rights) as contemplated by Section 1(b) of this Amendment No. 4, and ETE has consented in writing to such amendment;
NOW THEREFORE, the General Partner does hereby amend the Partnership Agreement as follows:
Section 1.    Amendments.
(a)Section 1.1 of the Partnership Agreement is hereby amended to add or amend and restate the following definitions in the appropriate alphabetical order:

(i)“Audit Committee” means a committee of the Board of Directors composed entirely of two or more directors who are neither officers nor employees of the General Partner or officers, directors or employees of any Affiliate of the General Partner.
(i)    “Board of Directors” means, with respect to the General Partner, its board of directors or board of managers if the General Partner is a corporation or limited liability company, or, if the General Partner is a limited partnership and its general partner is a corporation or limited liability company, the board of directors or board of managers of the general partner of the General Partner.
(ii)    “Conflicts Committee” means either the Audit Committee or a committee of the Board of Directors composed entirely of two or more directors who are not (a) security holders, officers or employees of the General Partner, (b) officers, directors or employees of any Affiliate of the General Partner or (c) holders of any ownership interest in the Partnership other than Common Units, and who also meet the independence standards required to serve on an audit committee of a board of directors established by the Securities Exchange Act and the rules and regulations of the Commission thereunder by the National Securities Exchange on which the Common Units are listed or admitted for trading.
(iii)    “Holdco Contribution Units” means the 49,484,102 Common Units issued to Energy Transfer Equity, L.P. in connection with the Holdco Transaction.
(iv)    “Holdco Transaction” means the contribution by ETE Sigma Holdco, LLC of its 60% interest in ETP Holdco to Operating Partnership pursuant to the Contribution Agreement by and among Energy Transfer Equity, L.P., ETE Sigma Holdco, LLC, the Partnership and Operating Partnership.
(v)    “Indemnitee” means (a) the General Partner, any Departing Partner and any Person who is or was an Affiliate of the General Partner or any Departing Partner, (b) any Person who is or was a director, officer, employee, agent or trustee of the Partnership, the Operating Partnership or any other Subsidiary, (c) any Person who is or was an officer, director, employee, agent or trustee of the General Partner or any Departing Partner or any Affiliate of the General Partner or any Departing Partner, (d) any Person who is or was serving at the request of the General Partner or any Departing Partner or any such Affiliate as a director, officer, employee, partner, agent, fiduciary or trustee of another Person; provided, that a Person shall not be an Indemnitee by reason of providing, on a fee-for-services basis, trustee, fiduciary or custodial services.
(vi)    “Initial Holdco Reduction Period” has the meaning assigned to such term in Section 6.4(d).

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(vii)    “Second Holdco Reduction Period” has the meaning assigned to such term in Section 6.4(d).
(b)    Section 6.4 is hereby amended by adding a new subsection (d) to such Section:
“(d) Notwithstanding anything to the contrary in this Section 6.4, and without limiting the provisions of Subsections 6.4(b) and 6.4(c), (i) for a period of eight consecutive Quarters commencing with the Quarter during which the consummation of the Holdco Transaction occurs (the “Initial Holdco Reduction Period”), aggregate quarterly distributions, if any, to holders of the Incentive Distribution Rights provided by clauses (iii)(B), (iv)(B) and (v)(B) of Subsection 6.4(a) shall be computed without regard to the distributions made with respect to the Holdco Contribution Units with respect to such Quarter and (ii) for a period of eight consecutive Quarters commencing with the first Quarter subsequent to the completion of the Initial Holdco Reduction Period (the “Second Holdco Reduction Period”), aggregate quarterly distributions, if any, to holders of the Incentive Distribution Rights provided by clauses (iii)(B), (iv)(B) and (v)(B) of Subsection 6.4(a) shall be computed without regard to the distributions made with respect to 50% of the Holdco Contribution Units with respect to such Quarter.”
Section 2.    Except as hereby amended, the Partnership Agreement shall remain in full force and effect.
Section 3.    This Amendment shall be governed by, and interpreted in accordance with, the laws of the State of Delaware, all rights and remedies being governed by such laws without regard to principles of conflicts of laws.

[Signature page follows]

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IN WITNESS WHEREOF, this Amendment has been executed as of the date first above written.

GENERAL PARTNER:
ENERGY TRANSFER PARTNERS GP, L.P.
By:     Energy Transfer Partner, L.L.C.,
    its general partner

By:     /s/ Martin Salinas, Jr.
Name: Martin Salinas, Jr.
Title: Chief Financial Officer